U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6 TO
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
OF SMALL BUSINESS ISSUERS

Under Section 12(b) or (g) of
The Securities Exchange Act of 1934

BLUESKY SYSTEMS, CORP
(Name of small business issuer in its Charter)

Pennsylvania	05-6141009
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

191 Chestnut Street
Springfield, MA  01103
(Address of principal executive offices)

(413) 734-3116
(Issuer's telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on
to be so registered	which each class is to be
registered

None.	N/A
Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.001 par value
(Title of Class)

PART I

ITEM 1. DESCRIPTION OF BUSINESS

Introduction

We were incorporated on September 21, 2004 under the laws of the State of Pennsylvania to engage in the business of buying, selling, renting, and improving real estate. We are an early stage company and currently own 100% of the common stock of School Second Corp., which, in turn, owns property in central downtown Chicopee, Massachusetts at 192 School Street. Specifically, we own a two-story building that consists of four units and generates revenue by rentals on units. We had four leases, of which three expired in May 2006. The expired leases are now considered month-to-month leases. We plan to continue in this line of business for the foreseeable future. Our executive offices are located at 191 Chestnut Street in Springfield, Massachusetts  01103. Our telephone number is (413) 734-3116. We are currently authorized to issue 50,000,000 shares of common stock. We currently have 15,818,933 shares of common stock issued and outstanding.

Our business plan is to buy more investment properties, which we believe have good cash flows or good cash flow potential, plus a favorable estimated resale value. We plan to lease our properties primarily to residential tenants. We plan to make limited improvements to our properties (on a case by case basis, if commercially reasonable), so that we can increase occupancy, improve cash flows, and enhance potential resale value.

As shown in the accompanying audited financial statements, we have suffered recurring losses from operations since our inception. We experienced losses of $65,050 and $177,530 during 2006 and 2005, respectively. We had a total accumulated deficit of $313,431 as of December 31, 2006. These factors raise substantial doubt about our ability to continue as a going concern.

It should be noted that there is a relationship between our company, Axiom III, Inc. and Moixa III, Inc., such as similarities between business plans and in the individuals operating these organizations. As a result, our business operations and the business operations of Axiom III and Moixa III will not just interact but will greatly affect each other. To some degree, these three companies are competing against each other, and as such could be forced out of business. Since all real estate is unique, these three businesses will compete for the opportunity to select and purchase property. In addition, the three entities will compete for investment capital and skilled management. As an investor, you should be acutely aware of these issues and carefully consider all of the conflicts prior to investing in our company.

Duane Bennett, our Secretary and Director and trustee of our majority shareholder has been heavily involved with Axiom, III in the past.  From 2003 to 2007 Mr. Bennett had been a Director of Axiom III, Inc., a company with a very similar business plan to our own.  Axiom III was incorporated in Nevada in June 2004 to engage in the business of buying, selling, renovating and renting real estate.  As of October 10, 2007 the Axiom III, Inc. entered into a Share Exchange Agreement (“Agreement”), between and among Axiom III, Inc., Eastern Concept Development Ltd., (“Eastern”) a corporation organized and existing under the laws of Hong Kong a Special Administrative Region of the Peoples’ Republic of China, Mr. Benny Lee, the shareholder of Eastern (“Eastern Shareholder”), Foshan Wanzhi Electronic Technology Co., Ltd. (“Foshan”), a corporation organized under the laws of the Peoples’ Republic of China, Jun Chen the representative of the shareholders of Foshan (“Foshan Shareholders”) and Duane Bennett, the Chief Executive Officer and Director of Registrant ("Mr. Bennett").
Pursuant to the Agreement Axiom III, Inc. acquired one hundred percent (100%) of all of the issued and outstanding share capital of Eastern from the Eastern Shareholder in exchange for 35,351,667 shares of common stock of the Registrant.

In furtherance of the Agreement, the respective Boards of Directors of Axiom III, Inc. and Eastern, have approved the exchange, pursuant to which one hundred percent (100%) of the share capital of Eastern (the "Eastern Concept Share Capital”) issued and outstanding prior to the exchange, was exchanged by the Eastern Shareholder or their designee in the aggregate for 35,351,667 shares of common stock, $.001 par value, of the Registrant (the "AXIO Common Stock").

Subsequent to the share exchange, Eastern acquired from the Foshan Shareholders, all of the share capital of Foshan for approximately $1.3 million, and Foshan became an indirect wholly owned subsidiary of Axiom III, Inc.

The Eastern Shareholder also paid an amount equal to $262,500 as additional consideration to North East Nominee Trust.  The North East Nominee Trust was the majority shareholder of Axiom III, Inc., and Mr. Bennett is the trustee.  His children are beneficiaries of the North East Nominee Trust.

Mr. Bennett currently has no relationship with Axiom III, Inc. other than as trustee of one of the major shareholders of Axiom III, Inc. but his past relationship should be cautiously noted.

PLEASE BE ADVISED THAT:

•
Our President, Karol Kapinos and our only other officer Duane Bennett, also control Moixa III.  Additionally, our 79% controlling shareholder, the Northeast Nominee Trust to which Duane Bennett is the sole trustee and to which Mr. Bennett’s children are the sole beneficiaries, also holds a controlling majority position in Moxia III.

•	Axiom III and Moixa III have the same business plan as us and operate in the same city
•	Axiom III and Moixa III are managed by the same property management company, Lessard Property Management Services, Inc.
•
Mr. Bennett has previously established three reporting companies in the real estate industry and caused all three of those companies to merge with private companies in unrelated businesses. Although Mr. Bennett and Mr. Kapinos have no intention to seek a business combination transaction for Bluesky Systems at this time, there is no guarantee that they will not change their mind and seek such a business combination transaction in the future.

You should consider these facts and the potential conflicts of interest carefully prior to investing any money into our company.

While we note that there are many risks and conflicts regarding our commingled relationships, we also believe that we can effectively mitigate these risks through independent voting and compartmentalization of assets and opportunity.  However, since we do not have these procedures in place at this time, we cannot guarantee that these risks will be effectively mitigated.  We will not know whether we can mitigate these risks until our procedures to do so are formulated, but we have made a business decision not to begin this process until we obtain an effective registration statement.

At this point in time we have not formally documented our procedure for compartmentalization of assets between ourselves and our sister companies since all companies are still in the development stage. Presently, we feel it might be wasted effort to fully outline and document these procedures since they will likely change as the market develops and as the companies mature. Once we obtain an effective registration statement we plan to initiate the development of these formal rules and procedures.

We are filing this registration statement on a voluntary basis. Management believes that as a fully reporting company we may be able to list our common stock to the Over the Counter Bulletin Board (OTCBB). Our shares would only be quoted on the OTCBB, if possible. The additional benefits of having our shares quoted on the OTCBB, if and when that should happen, would be having the ability to raise any additional capital that we may need for operations, creating liquidity in our stock for investors, being able to use our stock to attract and retain additional personnel should it be necessary to do so, and greater visibility and potential for publicity than a private enterprise, which would help us more effectively market our company. We would achieve higher visibility as a public company in that press releases that we make known at the same time to the public community would be seen by more people in the community than if we were private and not issue press releases. This, in turn, increases our chances of becoming more visible to people we would not otherwise have had an opportunity to.

THE BUILDING AT 192 SCHOOL STREET

On September 21, 2004, we acquired 100% of the common stock of School Second Corp., which in turn, owns 100% of a two-story apartment house, with four units in central downtown Chicopee, Massachusetts at 192 School Street, which the board of directors had identified as an acceptable business opportunity. We are obligated to a secured commercial mortgage to an unrelated party for $185,000 in order to obtain the property. As of December 31, 2006, the mortgage had been paid down to an aggregate of $169,900.

We have contracted with Lessard Property Management, Inc. to manage the leases on our behalf.  Their contract fee for doing so is 8% of the collected rent, or $150 per project, whichever is greater.  Mr. Bennett originally arranged the management agreement with Lessard when he owned the property, and that agreement was renewed from time to time with Lessard.  The agreement between Lessard and Bennett is a month to month agreement which is automatically renewed but can be terminated by either party with one months notice.  The agreement with Lessard remains in Mr. Bennett’s name, as Lessard required his personal guarantee.  Mr. Bennett has assigned the rights in this agreement to us (Exhibit 10.2), and since Mr. Bennett owns roughly 80% of our company, we believe the assignment will continue. There is no relationship between us and Lessard and between Mr. Bennett and Lessard.

OVERVIEW OF OUR MARKET AREA

The city of Chicopee lies on the outskirts of the Springfield, Massachusetts urban area, located in the Pioneer Valley near the intersection of U.S. Interstates 90 (the Massachusetts Turnpike) and 91.  Interstate 90 is the major east-west highway crossing Massachusetts. Interstate 91 is the major north-south highway that runs directly through the heart of New England. Chicopee is located approximately 90 miles west of Boston, Massachusetts, 70 miles southeast of Albany, New York and 30 miles north of Hartford, Connecticut.  Chicopee is located in Hampden County, Massachusetts, whose estimated 2006 population was 460,805.

The economy in our primary market area enjoys the presence of large employers such as the University of Massachusetts, Baystate Medical Center, Mass Mutual Life Insurance Company, Big Y Foods, Inc., Friendly Ice Cream Corporation, Old Colony Envelope, Hamilton Standard, Pratt and Whitney and Strathmore Paper Company. Other employment and economic activity is provided by financial institutions, eight other colleges and universities, seven other hospitals and a variety of wholesale and retail trade businesses.

Respected national economists have given mixed opinions about the market for multi-family rentals in 2006.  However, according to Moody's, Economy.com and Fiserv Lending Solutions, Springfield MA is expected to see slight gains of 0.8%, while the rest of the state is expected to see significant losses as high as -3.0%.

Recent local developments, such as the proposed New Haven-Hartford-Springfield commuter rail line, have brought improvements to the local economy.  According to the NAI 2006 Global Market Report, although there will be some slowdown in the real estate market in Western Massachusetts, it is expected that the Springfield, Massachusetts area will not see a dramatic drop in market prices like many of the costal regions of the state.

The City of Chicopee Assessor's Office reported 2,579 multi-family units in 2006 and the Pioneer Valley Planning Commission's SOCDS Building Permits Database shows an increase of 120% in permits for multi-family structures in Springfield from 2002 to 2006.

These market factors form the setting in which we plan to execute our business model.

OUR PLAN TO ACQUIRE OTHER RENTAL PROPERTIES

Our business plan is to buy more rental properties that we believe are undervalued, compared to their cash flows and estimated resale value. Our strategy is to identify rental properties with a favorable purchase price relative to their market value, as well as positive cash flow. We plan to buy properties primarily leased to residential tenants. We are prepared to make some improvements to our properties (on a case by case basis, if commercially reasonable), so that we can increase occupancy, improve cash flows, and enhance potential resale value. However, given our current financial condition, we will most likely seek properties in the Springfield, Massachusetts area for the next 12 months.  However, after that time, we also plan to explore the possibility of acquiring additional properties in other areas of Western Massachusetts and possibly North Carolina.

Our success will be dependent upon implementing our plan of operations and the risks associated with our business plans. We operate primarily in the Springfield, Massachusetts area. We plan to strengthen our position in these markets. We plan to expand our operations through our acquisition and improvement of real estate.

We presently own one two-story apartment house, with four units in Chicopee, Massachusetts, via our wholly-owned subsidiary, School Second Corp. We anticipate that we will begin to locate and negotiate for the purchase of additional properties during the first quarter of 2008. We hope to acquire additional real estate in the next 12 months, and to utilize the rental proceeds of those properties to pay our operating costs for that period; however, there are no assurances that this revenue will be sufficient to cover our operating costs. Accordingly, if our revenues are not sufficient, we will rely upon capital infusions from our director Duane Bennett; however, there are no assurances that Mr. Bennett will have sufficient funds to provide such capital infusions. He has made no assurance of the minimum or maximum capital amounts he could provide.

PROPERTY LOCATION PROCEDURES

We plan to conduct a preliminary analysis that consists of:

❖
Reviewing real estate sales information provided by local board of realtors associations and our review of the census tract increases. The information that we may obtain that would weigh in favor or our proceeding with a property acquisition would be:

o	High volume of real estate sales within the specific area
o	New schools and major commercial developments in the area
o	Improved state and city roads in the area
The information that we may obtain that would weigh against our proceeding with a property acquisition would be:
o	Hazardous waste in the area
o	Crime rates in the area that are higher than the national average (per 100,000 people, based on 2005 FBI Uniform Crime Reports, released Sept. 2006)
o	Vacancy rates of 10% or more in the area

The data that we analyze to determine whether to purchase properties are:

❖	Demographic data that suggests increased demand in a specific area. The data that would weigh in favor of our proceeding with a purchase would be:
o	Continued economic development in the area, such as a major corporation moving into the area creating new jobs and increasing residential housing demand.
o	Increase in the population’s median income levels of 5 – 10% per year for a certain area.
o	Lower than the national average of violent and property crimes in the area (per 100,000 people, based on 2005 FBI Uniform Crime Reports, released Sept. 2006)

❖	Demographic data that would weigh against a purchase would be:
o	Migration of industrial companies outside the area.
o	Decrease of 10% or more in median income levels
o	Violent and property crime rates in the area that are higher than the national average (per 100,000 people, based on 2005 FBI Uniform Crime Reports, released Sept. 2006)

In order to determine and evaluate the fastest growing areas, we will obtain reports from sources such as the Pioneer Valley Planning Commission, Western Massachusetts Economic Development Council, Massachusetts Alliance for Economic Development, and University of Massachusetts Donahue Institute's Economic and Public Policy Research unit. Most of the reports available through these organizations are free of charge and will provide detailed information that we will then study to determine the areas with good growth rates.

We will also rely on statistics provided by the U.S. Census Bureau to obtain information pertaining to population shifts and number of total people in a specific area. In addition, we plan to utilize economic, housing and population data available from such sources as the Massachusetts Office of Economic Development and Massachusetts Institute for Social and Economic Research to further assess the best areas in which to purchase property.

DETAILED MARKET AND FINANCIAL ANALYSIS
Our Secretary will perform detailed market and financial analysis regarding each property we decide to review for purchase to determine whether the specific location is appropriate for acquisition and development. That detailed information will include the following:

❖	Number of properties on the market.
❖	Number of properties sold in the past 12 months.
❖	Sales prices asked per property.
❖	Sales price sold per property.
❖	Total square footage and acreage per property
❖	Total number of units per property.
❖	Total number of pending closings per property.

Our secretary is a licensed realtor which provides the education for the above reviews. He acquired training from his past experiences with ABC Realty, Inc. and Xenicent, Inc. (FKA Great Land Development Corp.)

The activities that our secretary engaged in with both of the above noted companies prior to their business combinations with unrelated businesses in unrelated industries are identifying perceived under valued properties, developing such properties by trying to add value in making the properties more valuable, and subsequently reselling such properties to individual customers.

PURCHASE PROCEDURES

Once we have located a property that we may want to purchase, if it is not currently listed for sale, we will ascertain whether the owner is willing to sell the property*. We then negotiate a purchase price and ask the following questions of the prospective seller and/or obtain answers from third parties:

❖	When does the owner want to sell and close? Favorable conditions we look for regarding this factor are:
o	The seller is willing and able to sell within a six-month period.
o	Typically, the timing and motivation of sellers to enter into contract to sell may include several factors such as: estate planning, gifts to family, age, health and other personal factors.

❖	How much will the owner sell the land for? Favorable conditions we will look for regarding this factor are:
o	The price is below market value. We determine market value through appraisals and comparable sales reports in the area.
o	With respect to price, we would also consider value trends, such as historical yearly increases in property values

❖	Are there any defects on the title? Favorable conditions we will look for regarding this factor are:
o	No liens and/or encumbrances.
o	The buyer is able to deliver a clean title within the time we would like to close.

❖	Does the landowner have title insurance on the property? Favorable conditions we will look for regarding this factor are:
o	The landowner has title insurance on the property.
o	The landowner is able to secure title insurance on the property.
o	We would be able to obtain title insurance on the purchased property.

We will obtain the following documents from the seller during our due diligence on the property:
❖	General maps;
❖	Environmental reports
❖	Copies of existing zoning maps and regulations;
❖	Conduct land inspection procedures;
❖	Proposed zoning regulations;
❖	Deeds;
❖	Title insurance; and
❖	Tax bills.

We then verify the accuracy of these documents and determine how the information contained in the documents impacts the property that we are considering to purchase.

* We plan to evaluate properties not listed for sale because of the potential benefit of acquiring a property in a particular location at a lower cost by not having to pay realtor commissions or other costs and fees associated with purchasing properties only listed for sale with realtors. Since, in this case, there would not be a seller’s agent, there is a chance that we can get a better price on the property since a seller would not have to pay a realtor a commission. Therefore, the seller would not have to absorb the realtor’s commission in to his or hers selling price, which there is a chance a seller would do in order to obtain his or her needed price on a property.

OUR FINANCING PROCEDURES

We will attempt to obtain financing from local banks doing business within the area where we are attempting to purchase property. In the past, our director, Mr. Bennett, has personally guaranteed repayment of debt for property purchases along with necessary corporate guarantees for us as well as for two other companies, Axiom III, Inc. and Moixa III, Inc. We do not have any written agreements now or in the past with Mr. Bennett, obligating him to guarantee repayment of future debt or any of our other obligations. Mr. Bennett is not otherwise under any legal obligation to provide us with capital.

When obtaining financing we will look for mortgages at the then current lending rates but will also consider interest rates as high as 11% if we are able to purchase a property at least 25% below its existing market value, as determined by an appraiser.

Our credit status was sufficient enough for us to acquire our current building at 192 School Street so long as we had a personal guarantee of Mr. Bennett. We believe we can use this same approach for future purchases.

In order to finance down payments of property purchases in the future, if applicable, we can seek debt or equity funding from related parties, including our director, as discussed above. If necessary, we will also attempt to raise capital from unrelated investors in the form of a debt or equity offering.

The procedures for obtaining our financing are as follows:

1.	File loan application.
2.	Credit checks, property appraisal done.
3.	Loan documents drafted.
4.	Down payment made that is typically approximately 5 to 10% of the appraised value.
5.	Institution lends funds for the balance, less certain transaction fees that are typically between approximately 2 to 3%.
6.	A lien is then filed with the appropriate recorder’s office.

There are no assurances that our financing procedures will be adequate to secure the funds needed to sustain our operations.

DISTRIBUTION

We have no distribution agreements in place with anyone. We plan to sell the properties we acquire primarily through direct selling efforts involving established real estate brokers and property managers and corporations that may have a need for residential and/or commercial real estate. We plan to contract with real estate brokers, sub-contractors and other agents to assist in us on a project-by-project basis.

NEW PRODUCTS OR SERVICES

We currently have no new products or services announced to the public. We will make public announcement in the future upon entering into material contracts to acquire any new real estate projects.

COMPETITIVE BUSINESS CONDITIONS

We face significant competition both in acquiring rental properties and in attracting renters. Our primary market area of residential multi-family unit rentals is highly competitive, and we face direct competition from a significant number of multi-family unit landlords, many with a local, state-wide or regional presence and, in some cases, a national presence. Many of these landlords are significantly larger and have greater financial resources than us. Our competition for renters comes from newer built apartment complexes as well as older apartment buildings.

In addition, we face significant competition from home builders and land developers, because many renters have moved out of the rental market into single-family homes due to recent mortgage interest rates, which have reached 40-year lows in some cases. Nationally, there are over one hundred major land developers. Approximately 10% of these developers capture approximately 50% of the market for such developments. These developers have greater financial resources than we do and are better poised for market retention and expansion than we are. Specifically, our competition with national homebuilders is as follows:

❖	Pulte Homes;
❖	Ryan Homes;
❖	Ryland Homes;
❖	John Weiland Homes;
❖	Crescent Resources; and
❖	Harris Group

Of the builders listed above, Pulte Homes is the only one that currently operates in Massachusetts.  All the other builders operate in various states on the East Coast and throughout the country.

These national homebuilders purchase land or lots of vacant land parcels to build single-family homes, often in connection with nearby shopping centers and commercial buildings. The national homebuilders have substantial resources to enable them to build single-family homes for resale.

These builders engage in single-family home development and have greater financial resources than we do. In addition, these companies have greater operational resources because they are able to perform a variety of development tasks themselves. These companies purchase vacant land tracts and perform all the work necessary to construct the homes, such as land clearing and road development and then build the homes themselves. In contrast, we do not have the financial or operational resources to perform these tasks. These national and local builders are better equipped to acquire tracts of land equipped with these capabilities due to their operational and financial superiority over us.

We have no competitive advantages over any of the individuals and/or companies against whom we compete. We have significantly less capital, assets, revenues, employees and other resources than our local and/or national competition. There are no barriers to entry into this market.

INTELLECTUAL PROPERTY

At present, we do not have any patents, trademarks, licenses, franchises, concessions, and royalty agreements, labor contracts or other proprietary interests.

GOVERNMENT REGULATION ISSUES

We are subject to applicable provisions of federal and state securities laws and to regulations specifically governing the real estate industry, including those governing fair housing and federally backed mortgage programs. Our operations will also be subject to regulations normally incident to business operations, such as occupational safety and health acts, workmen's compensation statutes, unemployment insurance legislation and income tax and social security related regulations. Although we will use our best efforts to comply with applicable regulations, we can provide no assurance of our ability to do so, nor can we fully predict the effect of these regulations on our proposed activities.

RESEARCH AND DEVELOPMENT

We have spent no funds on research and development.

EMPLOYEES

Presently, we have no employees. We have no employment agreements with any of our management. We do not anticipate hiring any additional employees in the next 12 months.

RISK FACTORS

INVESTING IN THE SHARES OF COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. WE CANNOT ASSURE THAT WE WILL EVER GENERATE REVENUES, DEVELOP OPERATIONS, OR MAKE A PROFIT.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY AND NEAR ABSENCE OF REVENUES, EVALUATING OUR BUSINESS AND PROSPECTS MAY BE DIFFICULT.

While our competitors have operated real estate businesses for a significant period of time, we have only had limited operations and a near absence of revenues since our inception in September 2004. As a result, we have a limited operating history upon which you can evaluate us and our prospects. In addition, we have an accumulated deficit of $313,431 since inception through December 31, 2006. These uncertainties increase the risk that you may lose your investment.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK, THUS YOU MAY NEVER RECEIVE A RETURN ON YOUR INVESTMENT IN OUR COMMON STOCK.

To date, we have not paid any dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any payment of future dividends and the amounts thereof will depend upon our earnings, financial requirements and other factors deemed relevant by our board of directors. Thus, there is a greater risk you may never receive a return on your investment in our common stock.

THERE IS NO TRADING MARKET FOR OUR SHARES OF COMMON STOCK, AND YOU MAY BE UNABLE TO SELL YOUR SHARES.

There is not, and has never has been, a trading market for our securities. There is no established public trading market or market maker for our securities. There can be no assurance that a trading market for our common stock will be established or that, if established, can be sustained. Thus, there is a risk that you may never be able to sell your shares.

OUR LACK OF AN ESTABLISHED BRAND NAME AND RELATIVE LACK OF RESOURCES COULD DECREASE OUR ABILITY TO COMPETE IN THE REAL ESTATE MARKET EFFECTIVELY.

We do not have an established brand name or reputation in the residential real estate business. We also have a relative lack of resources to conduct our business operations. Thus, we may have difficulty effectively competing with companies that have greater name recognition and resources than we do. Presently, we have no patents, copyrights, trademarks and/or service marks that would protect our brand name or our proprietary information, nor do we have any current plans to file applications for such rights. Our inability to promote and/or protect our brand name may decrease our ability to compete effectively in the residential real estate market.

WE HAVE SUBSTANTIAL NEAR-TERM CAPITAL NEEDS; WE MAY BE UNABLE TO OBTAIN THE ADDITIONAL FUNDING NEEDED TO ENABLE US TO OPERATE PROFITABLY IN THE FUTURE AND MAY BE REQUIRED TO CURTAIL OPERATIONS OR SHUT DOWN COMPLETELY.

We will need additional funding over the next twelve months to develop our business. The estimated need for funds could be as little as $45,000 or as high as $1,000,000, depending on the properties we plan to acquire and the maintenance of current facilities. Please note that the $45,000 amount above consists of $25,000 in cash to purchase such properties as discussed in more detail in this paragraph plus $20,000 which covers additional expense related to our newly acquired reporting obligation. For instance, if we can purchase a property with as little money down, such as low as 5% for illustrative purposes, then we would only require the low end of the above range, or about $25,000 in cash, exclusive of the $20,000 which covers the expense of our newly acquired reporting obligation, to purchase such property costing $500,000 for illustrative purposes. On the other hand, if we purchase a property with only cash and without borrowing, then we would spend as much as $500,000 on the same purchase in the illustration above. If two of these properties are purchased with no borrowings, then we would spend $1,000,000 as an example. In addition, much depends of the quality of the property. For example, the property may require significant expenditures to obtain a certificate of occupancy for it. As of December 31, 2006, we had only $3,975 worth of liquid assets with which to pay our expenses. In addition, we have a secured commercial mortgage for $185,000 bearing interest rate of 6.75%, which had been paid down to an aggregate of $169,900 as of December 31, 2006. Accordingly, we will seek outside sources of capital such as conventional bank financing; however, there can be no assurance that we will be able to obtain favorable terms for such financing. If adequate funds are not available, we may be required to curtail operations or shut down completely.

WE MAY NEED TO ISSUE MORE STOCK, WHICH COULD DILUTE YOUR STOCK

If we do not have enough capital to meet our future capital requirements, we may need to conduct additional capital-raising in order to continue our operations. To the extent that additional capital is raised through the sale of equity and/or convertible debt securities, the issuance of such securities could result in dilution to our shareholders and/or increased debt service commitments. Accordingly, if we issue additional stock, it could reduce the value of your stock.

OUR PRINCIPAL STOCKHOLDER CONTROLS OUR BUSINESS AFFAIRS, SO YOU WILL HAVE LITTLE OR NO PARTICIPATION IN OUR BUSINESS AFFAIRS.

Currently, our principal stockholder, Duane Bennett, owns approximately 80% of our common stock. Most of this stock is held by the Northeast Nominee Trust. Duane Bennett is the sole trustee of this trust. As a result, he will have control over all matters requiring approval by our stockholders and can outvote all minority stockholders. In addition, he will be able to elect all of the members of our Board of Directors, which will allow him to significantly control our affairs and management. He will also be able to affect most corporate matters requiring stockholder approval by written consent, without the need for a duly noticed and duly-held meeting of stockholders. Accordingly, you will be limited in your ability to effect change in how we conduct our business.

IF WE LOSE THE SERVICES OF OUR KEY DIRECTOR, OUR BUSINESS COULD LOSE MONEY OR SHUT DOWN COMPLETELY.

Our success is heavily dependent upon the continued active participation of our key director, Duane Bennett. Mr. Bennett has twenty years of experience in the real estate business selling, buying and renovating multifamily homes in the Springfield, Massachusetts area and land development and buying and selling real estate in the Massachusetts area. If we lost Mr. Bennett’s services, we could lose money or shut down completely. We do not maintain "key person" life insurance on Mr. Bennett. We do not have a written employment agreement with Mr. Bennett. There can be no assurance that we will be able to recruit or retain other qualified personnel, should it be necessary to do so.

WE DO NOT HAVE ANY PLANS TO HIRE ADDITIONAL PERSONNEL FOR AT LEAST THE NEXT TWELVE MONTHS, WHICH MAY CAUSE SUBSTANTIAL DELAYS IN OUR OPERATIONS.

Although we plan to expand our business and operations, we have no plans to hire additional personnel for at least the next twelve months. As we expand our business there will be additional strains on our operations due to increased cost. In addition, expanded operations of our business may create additional demand for the time and services of our president, who currently devotes approximately 10 hours per week to our business. We now only have the services of our president to accomplish our current business and our planned expansion. If our growth outpaces his ability to provide services and we do not hire additional personnel, it may substantially delay our operations.

OUR MANAGEMENT MAY HAVE POSSIBLE CONFLICTS OF INTEREST THAT MAY REDUCE THE LEVEL OF BUSINESS WE CONDUCT OR EXPANSION WE PURSUE.

Our officers and directors are involved in other business activities (such as other investments in the real estate market) and may, in the future become involved in other business opportunities that may reduce the level of business we conduct or expansion we pursue. If another business opportunity becomes available, our officers and directors may face a conflict in selecting between us and their other business interests. We have not formulated a policy for the resolution of such conflicts. We have no current plans to engage in further transactions with Mr. Bennett or our other officers, directors, or owners. However, future transactions or arrangements between or among our officers, directors and shareholders, and companies they control, may occur, and may result in conflicts of interest, which may reduce the level of business we conduct or the level of expansion we pursue.  Duane Bennett and Karol Kapinos are large shareholders in our company; in addition these individuals are also involved with Axiom III and Moixa III.  Axiom III is a publicly held company with a very similar business plan to our own.  Information about this company can be found in the Edgar filing system.  Moixa III is a privately held company; however it is currently in the process of registering its stock for public sale.  Moixa III also has a very similar business plan to our own.  Further information on Moixa III can be found in the Edgar filing system. These two companies also compete in our market area and own properties of a similar nature in the same vicinity as ours.  Since our shareholders and management have an interest in Axiom III and Moixa III and given the similarities between all three companies there is an inherent conflict of interest between our company, Moixa III and Axiom III.  We have taken steps to minimize these risks through our property selection procedures discussed in detail below and the companies have different presidents and management, however we cannot guarantee that these steps will be effective in minimizing possible conflicts of interest.

WE FACE INTENSE COMPETITION, WHICH PUTS US AT A COMPETITIVE DISADVANTAGE; IF WE ARE UNABLE TO OVERCOME THESE COMPETITIVE DISADVANTAGES, WE MAY NEVER BECOME PROFITABLE.

We face intense competition from companies engaged in similar businesses. We will compete with numerous companies that lease or sell residential real estate both over the Internet and via traditional forms of business. We anticipate that competition will intensify within Internet distribution channels, which we do not utilize. Many of our competitors have significantly greater customer bases, operating histories, financial, technical, personnel and other resources than we do, and may have established reputations for success in the real estate industry. There can be no assurance that we will be able to compete effectively in the highly competitive real estate industry. As a response to changes in the competitive environment, we may from time to time make certain service, marketing or supply decisions or acquisitions that could reduce our revenues, increase our expenses, or alter our pricing in a way that would diminish or prevent our profitability.

WE HAVE INCURRED LOSSES FROM OPERATIONS AND LIMITED CASH, WHICH RAISES SUBSTANTIAL DOUBT AS TO WHETHER WE CAN CONTINUE AS A GOING CONCERN.

As of December 31, 2006, our accumulated deficit was $313,431. Our cash flows provided by (used in) operations were $2,701 and $14,534 for the years ended December 31, 2006 and December 31, 2005, respectively. We have incurred losses from operations and limited cash that raises substantial doubt as to whether we can continue as a going concern.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

With the exception of historical facts stated herein, the matters discussed in this report are "forward looking" statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. Such "forward looking" statements include, but are not necessarily limited to, statements regarding anticipated levels of future revenues and earnings from our operations. Readers of this report are cautioned not to put undue reliance on "forward looking" statements, which are, by their nature, uncertain as reliable indicators of future performance. We disclaim any intent or obligation to publicly update these "forward looking" statements, whether as a result of new information, future events, or otherwise. In addition the uncertainties include, but are not limited to, competitive conditions involving our markets.

We were incorporated on September 21, 2004 under the laws of the State of Pennsylvania to engage in the business of buying, selling, renting, and improving real estate. We are an early stage company and currently own 100% of the common stock of School Second Corp., which, in turn, owns property in central downtown Chicopee, Massachusetts at 192 School Street. Specifically, we own a two-story building that consists of four units and generates revenue by rentals on units. We had four leases, of which three expired in May 2006. The expired leases are now considered month-to-month leases. We plan to continue in this line of business for the foreseeable future.

Our business plan is to buy more investment properties which we believe have good cash flows or good cash flow potential, plus a favorable estimated resale value. We plan to lease our properties primarily to residential tenants. We plan to make limited improvements to our properties (on a case by case basis, if commercially reasonable), so that we can increase occupancy, improve cash flows, and enhance potential resale value.

RESULTS OF OPERATIONS

Revenues (for the three and nine months ended September 30, 2007 and 2006).

Revenues decreased $321 or 4% to $6,875 for the three months ended September 30, 2007, respectively, as compared with $7,196 for the three months ended September 30, 2006, respectively. Revenues decreased $877 or 4% to $21,150 for the nine months ended September 30, 2007, respectively, as compared with $22,027 for the nine months ended September 30, 2006, respectively. Revenues consisted of rentals on residential rental properties. The reasons for the above decreases in revenues are attributable to fewer units rented in the current period compared to the prior periods. As tenants move out at the end of their respective lease, it takes us time to locate a replacement tenant and, during this time, the unit remains not rented. We had four leases, of which three expired in May 2006. The expired leases are now considered month-to-month leases.

All sales transactions were with unrelated parties.

Cost of Sales (for the three and nine months ended September 30, 2007 and 2006).

None.

Expenses (for the three and nine months ended September 30, 2007 and 2006).

Operating expenses for the three months ended September 30, 2007 decreased $4,015 or 39% to $6,301. Operating expenses for the nine months ended September 30, 2007 decreased $947 or 4% to $21,975. The decrease in expenses during this period was primarily attributable to decrease in general and administrative expenses that pertained to fewer repairs and maintenance which decreased in the third quarter of 2007.

We expect increases in expenses through the year 2007 as we move toward developing our business plan and registering our common stock. In addition, we expect cash outlays for professional fees to increase to around $20,000 per year for compliance with the reporting requirements of the Securities and Exchange Commission once our registration is deemed effective.

We do not have any lease agreements for our principal office and do not currently have any employment agreements.

Income Taxes (for the three and nine months ended September 30, 2007 and 2006).

We had no provision for income taxes for the three and nine months ended September 30, 2007 and 2006, respectively, due to our net loss.

If we incur losses, we may have a deferred tax asset. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, some portion or all of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment. We do not currently have any net deferred tax assets.

Income/Losses (for the three and nine months ended September 30, 2007 and 2006).

We had a net loss of $2,472, or less than $.01 per common share for the three-month period ended September 30, 2007. This compares to a net loss of $6,181, or less than $.01 per common share for the same period ended September 30, 2006. This period net loss decreased by over 100% from period to period. We had a net loss of $9,937, or less than $.01 per common share for the nine-month period ended September 30, 2007. This compares to a net loss of $10,611, or less than $.01 per common share for the same period ended September 30, 2006. This period net loss decreased by 7% from period to period. The decreases in net losses above are attributable to the decrease in general and administrative expenses as mentioned above.

Impact of Inflation.

We believe that inflation has had a negligible effect on operations since inception. We believe that we can offset inflationary increases in the cost of operations by increasing sales and improving operating efficiencies.

Liquidity and Capital Resources (for the nine months ended September 30, 2007 and 2006).

Cash flows provided by operations were $1,956 and $3,279 for the nine months ended September 30, 2007 and 2006, respectively. These were mainly attributable to an increase in accounts payable and non-cash depreciation charges in both periods.

Cash flows provided by (used in) financing activities were $1,078 and $(5,165) for the nine months ended September 30, 2007 and 2006, respectively. Cash flows used in these periods were due primarily to repayments on notes payable on our income producing rental property offset by the capital contributions in the current period from a shareholder.

Overall, we funded our cash needs from inception through September 30, 2007 with a series of equity and debt transactions, including those with related parties as described above. If we are unable to receive additional cash from our related parties, we may need to rely on financing from outside sources through debt or equity transactions. Our related parties are under no legal obligation to provide us with capital infusions. Failure to obtain such financing could have a material adverse effect on our operations and financial condition. This could include an inability to do sufficient advertising for the homes that we sell, which would make us less competitive in the marketplace. We could also find it more difficult to enter into strategic joint venture relationships with third parties. Finally, it would most likely delay the implementation of our business plan. An alternative plan of operation in the event of a failure to obtain financing would be to continue operations as currently configured, with the result being little, if any, projected growth. Another alternative would be to enter into a joint venture with another company that has working capital available, albeit on less favorable terms than had we obtained financing, for the development of our business plan.

We had cash on hand of only $3,077 and a working capital deficit of $10,489 as of September 30, 2007. Our current amount of cash in the bank is insufficient to fund our operations for the next twelve months. We will rely on the existence of revenue from our business, if any, and funding from outside sources; however, we have no current or projected capital reserves that will sustain our business for the next 12 months. Also, if the projected revenues fall short of needed capital we will not be able to sustain our capital needs for the next twelve months. We will then need to obtain additional capital through equity or debt financing to sustain operations for an additional year. A lack of significant revenues during the remainder of 2007 will significantly affect our cash position and make it necessary to raise additional funds through equity or debt financing. Our current level of operations would require capital of a range of $45,000 to $1,000,000, depending on the properties we plan to acquire and the maintenance of our current facilities. Please note that the $45,000 amount above consists of $25,000 in cash to purchase such properties as discussed in more detail in this paragraph plus $20,000 which covers additional expense related to our newly acquired reporting obligation. For instance, if we can purchase a property with as little money down, such as low as 5% for illustrative purposes, then we would only require the low end of the above range, or about $25,000 in cash, exclusive of the $20,000 in costs to cover the expense related to our newly acquired reporting obligation, to purchase such property costing $500,000 for illustrative purposes. On the other hand, if we purchase a property with only cash and without borrowing, then we would spend as much as $500,000 on the same purchase in the illustration above. If two of these properties are purchased with no borrowings, then we would spend $1,000,000 as an example. Modifications to our business plans or additional property acquisitions may require additional capital for us to operate. There can be no assurance that additional capital will be available to us when needed or available on terms favorable to us. We have no sources of capital in place.

On a long-term basis, liquidity depends on continuation and expansion of operations, receipt of revenues, and additional infusions of capital and debt financing. We are considering launching a local advertising campaign. Our current capital and revenues are insufficient to fund such marketing. If we choose to launch such a campaign, we will require substantially more capital. If necessary, we will raise this capital through an additional stock offering. However, there can be no assurance that we will be able to obtain additional equity or debt financing in the future, if at all. If we are unable to raise additional capital, our growth potential will be adversely affected and we will have to significantly modify our plans. For example, if we are unable to raise sufficient capital to develop our business plan, we may need to:

- Seek projects of lesser value or that may be less profitable
- Seek smaller projects, which are less capital intensive, in lieu of larger projects; or
- Seek projects that are outside our geographical area to generate some revenue for us.

Demand for our rental services will be dependent on, among other things, market acceptance of our services, the real estate market in general and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of our activities is the receipt of rents from residential properties, our business operations may be adversely affected by our competitors and prolonged recession periods.

Our success will depend upon implementing our plan of operations and the risks associated with our business plans. We operate a small real estate rental business in the Springfield, Massachusetts area. We plan to strengthen our position in this market. We also plan to expand our operations in the Springfield area, as well as identify possible investment properties in China through our strategic alliance with China World Trade. We do not have a written alliance agreement with China World Trade. It is only an oral understanding that we have with them. Our oral understanding that we have with China World Trade is that they will, if sought by us, help us identify possible investment properties in the country of China. There has actually been no material business conducted with China World Trade to date.

Going concern

As shown in the accompanying consolidated financial statements, we have suffered recurring losses from operation to date. We have a net deficiency of $323,368 as of September 30, 2007. These factors raise substantial doubt about our ability to continue as a going concern.

Management's plans in regard to this matter are to raise equity capital and seek strategic relationships and alliances in order to increase revenues in an effort to generate positive cash flow. Additionally, we must continue to rely upon equity infusions from investors in order to improve liquidity and sustain operations. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

RESULTS OF OPERATIONS

For the years ended December 31, 2006 and 2005

Net Loss

We had a net loss of $65,050 for the year ended December 31, 2006, decreased by $112,480, or approximately 63%, compared to a net loss of $177,530 for the year ended December 31, 2005. The decrease in net losses in 2006 was due primarily to the decrease in non-cash consulting expenses, which were $54,500 and $162,600 for the years ended December 31, 2006 and 2005, respectively. The non-cash consulting expenses were the result of the issuance of 170,000 shares of common stock for services in 2006, which were valued at $.10 per share, or $17,000, and the issuance of 3,090,600 shares of common stock for services in 2005, which were valued at $200,100 in total.

Revenue

We recorded revenues of $29,893 and $17,308 for the years ended December 31, 2006 and 2005, respectively. The revenues in these years were primarily generated by rentals on units of our residential rental property. We had 4 leases, of which 3 expired in May 2006. The expired leases are now considered month-to-month leases. The reason for the increase was due to increased occupancy in 2006.

All sales transactions were with unrelated parties.

Expenses

Operating expenses for the years ended December 31, 2006 and 2005 were $94,943 and $194,838, respectively, of which non-cash consulting expenses of $54,500 and $162,600 for the years ended December 31, 2006 and 2005, respectively, were the results of the issuance of 170,000 shares of common stock in 2006 and 1,970,000 shares of common stock in 2005 for services in connection with general management consulting and advisory services including, but not limited to, the following:

-	Advise on matters relating to the structure, management, and operation of the Company and its subsidiaries;
-	The preparation and implementation of a new business plan (namely real estate rental business) and a future growth strategy;
-	Advise on procedures, regulations, and compliance of a public listed company;
-	Assistance with preparation of this registration statement;
-	Assistance with preparation of financial statements;
-	EDGAR services

The 170,000 shares issued in 2006 were valued at $.10 per share, or $17,000, and the 1,970,000 shares of common stock issued in 2005 were valued at $197,000 in total. We also had interest expenses of $14,193 and $9,461 for the years ended December 31, 2006 and 2005, respectively, which were incurred due to a secured commercial mortgage for $185,000 bearing the interest rate of 6.75%.

Expenses paid with cash were primarily connected with owning and operating our apartment building, including expenses for repairs and maintenance as well as interest payments.  Repairs and maintenance expense was $2,355 in 2006 compared to $0 in 2005.
We expect increases in expenses through the year 2005 as we move toward developing our business plan and registering our common stock. In addition, we expect cash outlays for professional fees to increase to around $20,000 per year for compliance with the reporting requirements of the Securities and Exchange Commission once our registration statement is deemed effective.

We do not have any lease agreement for our principal office and do not currently have any employment agreements.

Income Taxes

We did not have any federal or state income tax expense for the years ended December 31, 2006 and December 31, 2005.

If we incur losses, we may have a deferred tax asset. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, some portion or all of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment. We do not currently have any net deferred tax assets.

Impact of Inflation.

We believe that inflation has had a negligible effect on operations since inception. We believe that we can offset inflationary increases in the cost of operations by increasing rents charged to our tenants and improving operating efficiencies.

Liquidity and Capital Resources

Cash flows provided by (used in) operating activities were $2,701 and $(14,534) for the years ending December 31, 2006 and December 31, 2005, respectively. Cash flows from operations were primarily attributable to a net loss from operations, plus a non-cash adjustment for common share issuances for services rendered. This non-cash adjustment increased our net loss.

We had no cash flows from investing activities for the year ended December 31, 2006, but we had cash flows of $96,014 used in investing activities for the year ended December 31, 2005 due primarily to the improvements to the rental property.  The source of the invested funds was from the refinancing of the mortgage in the amount of $185,000.

Cash flows (used in) provided by financing activities were $(2,678) and $110,483 for the years ending December 31, 2006 and December 31, 2005, respectively. Cash flows for these periods include principal payments of $7,203 and $77,699, respectively, made toward the mortgage on our income-producing rental property. Additionally, our majority shareholder contributed $4,525 and $3,182 during the years ended December 31, 2006 and 2005, respectively.  We also refinanced our mortgage payable in the amount of $185,000 in 2005.

We had sales of 1,100,600 shares of our common stock to investors at $.10 per share, for a total value of $110,600, for the year ended December 31, 2005.

Mortgage incurred from our director, Mr. Bennett, for the purchase of the rental property consisted of the following, as of December 31, 2006:

-Secured commercial mortgage to an unrelated party, dated May 27, 2005, with a monthly payment of principal and interest, in the amount of $1,778 per month, beginning May 27, 2005 and continuing monthly until May, 2012, the maturity date, at which time the balloon amount is due. This loan had been paid down to an aggregate of $169,900 as of December 31, 2006.

Overall, we have funded our cash needs from inception through December 31, 2006 with a series of equity and debt transactions, including those with related parties as described above. If we are unable to receive additional cash from our related parties, we may need to rely on financing from outside sources through debt or equity transactions. Our related parties are under no legal obligation to provide us with capital infusions. Failure to obtain such financing could have a material adverse effect on our operations and financial condition. Adverse effects could include an inability to afford sufficient advertising for the homes that we sell, which would make us less competitive in the marketplace. We could also find it more difficult to enter into strategic joint venture relationships with third parties. Finally, lack of financing would most likely delay the implementation of our business plan. Our alternative plan of operation in the event of a failure to obtain financing would be to continue operations as currently configured, with the result being little, if any, projected growth. Another alternative would be to enter into a joint venture with another company that has working capital available, albeit on less favorable terms than if we had obtained financing, for the development of our business plan.

We had cash on hand of only $43 and a working capital deficit of $5,898 as of December 31, 2006. Our cash on hand as of September 30, 2007 was $3,077.  Our current amount of cash in the bank is insufficient to fund our operations for the next twelve months. We will rely on the revenue from our business, if any, and funding from outside sources; however, we have no current or projected capital reserves that will sustain our business for the next 12 months. Also, if the projected revenues fall short of needed capital we will not be able to sustain our capital needs for the next twelve months. We will then need to obtain additional capital through equity or debt financing to sustain operations for an additional year. A lack of significant revenues during 2007 will significantly affect our cash position and make it necessary to raise additional funds through equity or debt financing. Our current level of operations would require capital of approximately $20,000 to sustain operations through year 2007 and approximately $20,000 per year thereafter. Modifications to our business plans or additional property acquisitions may require additional capital for us to operate. If we are unable to raise additional capital in the future, we may need to curtail new property acquisitions or limit our efforts to the most profitable geographical areas. This may result in lower revenues for Bluesky Systems, Corp. In addition, there can be no assurance that additional capital will be available to us when needed or available on terms favorable to us. However, there could be situations where the acquisition of additional properties would not require additional capital. One situation would be purchasing property with the use of our stock or with the use of debt.  If, at some point in the future, our operations are no longer viable, we would evaluate the economic and market factors at the time to determine if it would be in our best interest to cease operations.
On a long-term basis, liquidity is dependent on continuation and expansion of operations, receipt of revenues, and additional infusions of capital and debt financing. We are considering launching a local advertising campaign. Our current capital and revenues are insufficient to fund such marketing. If we choose to launch such a campaign, we will require substantially more capital. If necessary, we will raise this capital through an additional stock offering. However, there can be no assurance that we will be able to obtain additional equity or debt financing in the future, if at all. If we are unable to raise additional capital, our growth potential will be adversely affected and we will have to significantly modify our plans. For example, if we unable to raise sufficient capital to develop our business plan, we may need to:
- Seek projects of lesser value or that may be less profitable
- Seek smaller projects, which are less capital intensive, in lieu of larger projects;

Or

- Seek projects that are outside our geographical area to generate some revenue for us.

Demand for our rental services will be dependent on, among other things, market acceptance of our services, the real estate market in general and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of our activities is the receipt of rents from residential properties, our business operations may be adversely affected by our competitors and prolonged recession periods.

Our success will depend upon implementing our plan of operations and the risks associated with our business plans. We operate a small real estate rental business in the Springfield, Massachusetts area. We plan to strengthen our position in this market. We also plan to expand our operations in the Springfield area, as well as identify possible investment properties elsewhere.

ITEM 3. DESCRIPTION OF PROPERTY

Currently we do not own any property for the use of administration nor do we have any plans to acquire any property in the future for such use. We are currently operating out of offices located at 191 Chestnut Street in Springfield, Massachusetts. We occupy approximately 200 square feet, which we feel is adequate for our present and planned future operations. We pay no rent for the use of this space. We have no current plans to occupy other or additional office space.

Location and Description

We currently own a two-story building that consists of four units in central downtown Chicopee, Massachusetts at 192 School Street. We had four leases, of which two expired in May 2006, a third will expire on September 30, 2007 and the fourth lease is valid through June 30, 2008. The lease term for all leases is 12 months. The expired leases are now considered month-to-month leases. Aggregate gross rental income from these tenants is $2,500 per month or $30,000 per year.

Investment Policies

Our policy is to actively pursue the acquisition of real estate for investment income and appreciation in property value. We intend to place an emphasis on acquiring residential rental property which management feels is undervalued. Our policy is to focus primarily on favorable terms of financing (i.e., competitive interest rates and loan to equity ratios) and potential return on capital. We intend to look for residential rental properties that can be purchased for less than market value.

We have no present intention to invest in first or second mortgages, securities of companies primarily engaged in real estate activities, or interests in real estate investment trusts or real estate limited partnerships. However, our board of directors is not precluded in the future from participating in such investments.

We currently have no limitations on the percentage of assets which may be invested in any one investment or the type of securities or investments we may buy. However, the board of directors in its discretion may set policies without a vote of our securities holders regarding the percentage of assets which may be invested in any one investment, or type of investment. Our current policy is to evaluate each investment based on its potential capital return to us on a relatively short term basis. Furthermore, we do not plan to enter into the business of originating, servicing or warehousing mortgages or deeds of trust, except as may be incidental to its primary purpose of acquiring and renting real estate.

Description of Real Estate and Operating Data

Our primary asset is the two-story building consisting of four units located at 192 School Street in Chicopee, Massachusetts. We are obligated to a secured commercial mortgage to an unrelated party for $185,000 in order to obtain the property. As of December 31, 2006, the mortgage had been paid down to an aggregate of $169,900. No prepayment penalty provisions exist in the mortgage. The commercial mortgage matures on April, 2021, and should be paid in full with no balance owing on that date. The building is divided into four rentable spaces, all of which are currently rented.
We had four leases in place for the building, two expired in May 2006, a third will expire on September 30, 2007 and the fourth lease is valid through June 30, 2008. The lease term for all leases is 12 months.  The expired leases are now considered month-to-month leases. There are no plans to make renovations or improvements to the property at this time.

The leases are managed by Lessard Property Management, Inc. on our behalf. The average effective annual rental per unit is $7,500 per unit, per year. The two leases on the property cover a combined total area of _2,592 square feet, representing a combined annual rental of $15,000, which represents 50% of the property's gross annual rentals.  None of the individual leases are with related parties, all are unrelated third parties. We have not reported the details of the individual leases because they are in the names of private individuals.

Our contract with Lessard to manage these leases was assigned to us by Duane Bennett in an Assignment of Contract Rights and Obligations, dated November 29, 2004 (Exhibit 10.2 hereto).  Under the terms of the Lessard Property Management Services, Inc. Residential Property Management Agreement, dated August 27, 2003 (Exhibit 10.3 hereto), Lessard agreed to provide property management services including, but not limited to, the following:

•	Rental of dwelling units;
•	Collection of rents and other receipts;
•	Enforcement of leases or rental agreements;
•	Maintain a 24-hour emergency answering service; and
•	Handle emergency maintenance situations and after hours calls.

Lessard's fee for providing these services is 8% of the collected rent, or $150 per project (which, in this case, we have construed to mean the apartment building as a whole), whichever is greater.

Additional emergency repair services and security for the property are provided by Pablo Torres, who lives within 50 feet of the building at 192 School Street.  Mr. Torres' close proximity to our property allows him to be readily available when tenants have need of emergency repairs and to keep watch over our building.  For these services, we paid Mr. Torres 50,000 shares of our common stock.

Michael Langer and Mark Gaenslen provided us with advice on identifying and evaluating rental properties that we may acquire by assisting us with the development of the criteria that we would use for our property location and purchase procedures as well as helping to define what data we would look at in doing our detail market and financial analysis.  For these services, Mr. Langer and Mr. Gaenslen were each paid a total of 75,000 shares of our common stock.

In connection with our decision to explore the possibility of acquiring properties in North Carolina, we received advice on purchasing investment properties and the rehabilitation and repair of such properties from Cecil Medlin, who has been in the real estate business for the past 50 years. Mr. Medlin was compensated with 20,000 shares of our common stock for his services.

Of the existing four tenants, all occupy more than 10% of the available space in the building. The nature of the business of each of these tenants and the principal provisions of their leases are outlined as follows: all are residential leases for individuals or families, for monthly rent, according to the usual terms for residential lease agreements.

The building, which is zoned as residential property, is located in the city of Chicopee, which lies on the outskirts of the Springfield, Massachusetts urban area, located in the Pioneer Valley near the intersection of U.S. Interstates 90 (the Massachusetts Turnpike) and 91. Interstate 90 is the major east-west highway crossing Massachusetts. Interstate 91 is the major north-south highway that runs directly through the heart of New England. Chicopee is located approximately 90 miles west of Boston, Massachusetts, 70 miles southeast of Albany, New York and 30 miles north of Hartford, Connecticut. Chicopee is located in Hampden County, Massachusetts, whose estimated 2006 population was 460,805.

We are claiming a federal tax basis of $161,513 in the property, and are depreciating the property over a 27.5 year period, using the straight-line method of depreciation for book purposes and the MACRS method for IRS purposes, representing an annualized rate of 3.63%.

The current real estate tax rate on the property at 192 School Street is $12.76 per thousand dollars of value and the annual real estate taxes for 2007 are $2,124.54, which have already been paid in full.  There are no proposed improvements for this property; therefore, no estimated taxes are due.

Management is of the opinion that the building is adequately covered by insurance.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of February 28, 2008, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors, by all executive officers and our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Security Ownership of Certain Beneficial Owners (1)(2)

Name and Address of Beneficial Owner	Amount and Nature of Ownership	Percentage of Class
Karol Kapinos President and Director 191 Chestnut Street, Springfield, MA 01103	200,000 Direct	1.3%
Duane Bennett Secretary and Director 191 Chestnut Street, Springfield, MA 01103	100,000 (3) Direct	Less than 1%
Duane Bennett Trustee of North East Nominee Trust 191 Chestnut Street, Springfield, MA 01103	12,500,000 (3) Indirect	79.0%
A-Z Consulting, Inc. 7951 SW 6th Street, Suite 216 Plantation, FL 33324	1,300,000 (4)	8.2%

Security Ownership of Directors and Officers (1)(2)

Name and Address of Beneficial Owner	Amount and Nature of Ownership	Percentage of Class
Karol Kapinos President and Director 191 Chestnut Street, Springfield, MA 01103	200,000 Direct	1.3%
Duane Bennett Secretary and Director 191 Chestnut Street, Springfield, MA 01103	100,000 (3) Direct	Less than 1%
Duane Bennett Trustee of North East Nominee Trust 191 Chestnut Street, Springfield, MA 01103	12,500,000 (3) Indirect	79.0%
All directors and officers as a group	12,800,000	80.3%
Total Outstanding	15,818,933	100.0%

Notes to the table:

(1)
Pursuant to Rule 13-d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned.

(2)
This table is based upon information obtained from our stock records. We believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

(3)	Mr. Bennett owns 100,000 of these shares in his own name. The remaining 12,500,000 shares are owned in the name of the Northeast Nominee Trust, of which he is the sole trustee.

(4)
A-Z Consulting, Inc. received the 1,500,000 shares of common stock for consulting services rendered. Our agreement with A-Z Consulting, Inc. is attached as an exhibit to this registration statement.  A-Z Consulting is equally owned by Michael J. Bongiovanni and Robert C. Cottone.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our Bylaws provide that we must have at least one director. Each director will serve until our next annual shareholder meeting, to be held sixty days after the close of the fiscal year, or until a successor is elected who accepts the position. Directors are elected for one-year terms. Our officers may be elected by our Board of Directors at any regular or special meeting of the Board of Directors.

Vacancies may be filled by a majority vote of the remaining directors then in office. Our directors and executive officers are as follows:

Name	Age	Position
Karol Kapinos	42	President and Director
Duane Bennett	47	Secretary and Director

Karol Kapinos, President and Director

For the past five years, Mr. Karol Kapinos has been a self-employed entrepreneur as a wholesaler of domestic and foreign automobiles through his wholly owned company, Midway Motors, Inc.  During this time, Mr. Kapinos has become familiar with sales marketing strategies as well as overall economic trends in and around the Massachusettsarea. Mr. Kapinos has not been an affiliate of any other company for the past five years. Mr. Kapinos is also on the Board of Directors of the Metro League. He conducts charity softball programs preparing and coaching kids for college sports.

Other than Mr. Kapinos, we have no significant employees.

Duane Bennett, Secretary and Director

Duane Bennett has been a Director since our inception in September 2004. Mr. Bennett will serve as a director until our next annual shareholder meeting, or until a successor is elected and accepts the position. Mr. Bennett devotes approximately 5 hours per week to our company. Mr. Bennett’s business experience over the last five years has consisted of the following:

Mr. Bennett was President of ABC Realty, Inc. (1997–2004), a publicly reporting company and a licensed real estate brokerage, which provided real estate brokerage services within the Charlotte, North Carolina area.  Mr. Bennett was brokering private vacant land development transactions.  During the same period, Mr. Bennett was also the President of Xenicent, Inc., a publicly reporting company that began as a real estate investment company engaged in the purchase and sale of raw land primarily in and around North Carolina.  In 2003, Xenicent along with Mr. Bennett acting as director and majority shareholder entered into a deal to obtain a 60% subsidiary interest in a Taiwanese company called Giantek Technology Corporation.  Giantek was primarily engaged in the production of light emitting diode (LED) display systems for use in the sport and transportation industries.  In 2004, the 60% subsidiary interest agreement that was entered into in 2003 was mutually rescinded as a result of an inability of the Giantek shareholders to raise the investment capital originally anticipated in the 2003 agreement.

On September 15, 2004 ABC Realty, Inc. entered into a Plan of Exchange with a Chinese company named Harbin Zhong He Li Da Jiao Yu Ke Ji You Xian Gong Si.  Pursuant to that plan of exchange the shareholders of the Chinese company exchanged 100% of their outstanding shares in exchange for a 95% interest in ABC Realty, Inc.  In addition, C&C Properties, Inc. (a company controlled by Mr. Bennett) received an aggregate payment of $400,000 in cash and promissory notes and retained 1,000,000 shares of the common stock of ABC Realty, Inc. as payment for surrendering the shares.

On June 22, 2004 Xenicent entered into a Plan of Exchange with a Chinese company named Heilongjiang Pingchuan Yi Liao Qi Xie You Xian Gong Xi.  Pursuant to that plan of exchange the shareholders of the Chinese company exchanged 100% of their outstanding shares for a 99% interest in Xenicent.  Mr. Bennett and the other founding principals of Xenicent received a payment of $400,000 in cash and notes as payment for surrendering their shares in Xenicent.

From 2003 to 2007 Mr. Bennett had also been a Director of Axiom III, Inc., a company with a very similar business plan to our own.  Axiom III was incorporated in Nevada in June 2004 to engage in the business of buying, selling, renovating and renting real estate. Mr. Bennett has been integral to Axiom III's development.  Currently the company owns one building in Chicopee, Massachusetts, near Springfield in western Massachusetts.  Axiom III has engaged in and Mr. Bennett has assisted with buying, selling, rentals, and improvements in real estate.

As of October 10, 2007 the Axiom III, Inc. entered into a Share Exchange Agreement (“Agreement”), between and among Axiom III, Inc., Eastern Concept Development Ltd., (“Eastern”) a corporation organized and existing under the laws of Hong Kong a Special Administrative Region of the Peoples’ Republic of China, Mr. Benny Lee, the shareholder of Eastern (“Eastern Shareholder”), Foshan Wanzhi Electronic Technology Co., Ltd. (“Foshan”), a corporation organized under the laws of the Peoples’ Republic of China, Jun Chen the representative of the shareholders of Foshan (“Foshan Shareholders”) and Duane Bennett, the Chief Executive Officer and Director of Registrant ("Mr. Bennett").

Pursuant to the Agreement Axiom III, Inc. acquired one hundred percent (100%) of all of the issued and outstanding share capital of Eastern from the Eastern Shareholder in exchange for 35,351,667 shares of common stock of the Registrant in a transaction intended to qualify as a tax-free exchange pursuant to sections 351 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

In furtherance of the Agreement, the respective Boards of Directors of Axiom III, Inc. and Eastern, have approved the exchange, pursuant to which one hundred percent (100%) of the share capital of Eastern (the "Eastern Concept Share Capital”) issued and outstanding prior to the exchange, was exchanged by the Eastern Shareholder or their designee in the aggregate for 35,351,667 shares of common stock, $.001 par value, of the Registrant (the "AXIO Common Stock").
Subsequent to the share exchange, Eastern acquired from the Foshan Shareholders, all of the share capital of Foshan for approximately $1.3 million, and Foshan became an indirect wholly owned subsidiary of Axiom III, Inc.

The Eastern Shareholder also paid an amount equal to $262,500 as additional consideration to North East Nominee Trust.  The North East Nominee Trust was the majority shareholder of Axiom III, Inc., and Mr. Bennett is the trustee.  His children are beneficiaries of the North East Nominee Trust.

Other than those persons mentioned above, we have no employees.

Family Relationships.

None.

Legal Proceedings.

No officer, director, or persons nominated for such positions and no promoter or significant employee of our Company has been involved in legal proceedings that would be material to an evaluation of our management.

Promoters and Control Persons

Mr. Duane Bennett is a control person of the Company within the meaning of the rules promulgated under the Securities Act of 1933, as amended, by virtue of his share ownership, both directly and indirectly as Trustee of North East Nominee Trust, his ability to influence the activities of the Company, and his position as a Director of the Company.

ITEM 6. EXECUTIVE COMPENSATION

No compensation in excess of $100,000 was awarded to, earned by, or paid to any executive officer of Bluesky Systems, Corp. during the years 2006, 2005, and 2004. The following table and the accompanying notes provide summary information for each of the last three fiscal years concerning cash and non-cash compensation paid or accrued by Karol Kapinos, our President and Director, and Duane Bennett, our Secretary and Director.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Nonquali- fied Deferred Compensa- tion Earnings ($)	All Other Compensa- tion ($)	Total ($)
Karol Kapinos President and Director	2006 2005 2004	- - -	- - -	- $20,000 -	- - -	- - -	- - -	- - -	- $20,000 -
Duane Bennett Secretary and Director	2006 2005 2004	- - -	- - -	- $10,000 $12,500*	- - -	- - -	- - -	- - -	- $10,000 $12,500

*  Owned by Mr. Bennett indirectly through Northeast Nominee Trust.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Duane Bennett is the company’s only promoter.

On September 21, 2004, our director Duane Bennett transferred ownership in the two-story apartment building located at 192 School Street from himself, personally, to School Second Corp., in exchange for $100 cash and for School Second Corp.’s assumption of his obligations under a secured commercial mortgage for 185,000, which was paid down to $169,900 as of December 31, 2006.

On October 4, 2004, we entered into a Consulting Services Agreement with A-Z Consulting, Inc. Under the terms of the agreement, A-Z Consulting, Inc. has agreed to use its best efforts to assist us in registering our stock with the SEC and having our common stock publicly traded.  In exchange for the following services, we have paid A-Z Consulting, Inc., 1,500,000 shares of our common stock for:

•	Consultation and review of a 504 offering in Pennsylvania;
•	Assist with the preparation of Form D, board resolutions, subscription agreements and accredited investor questionnaires pursuant to a private exempt offering under Regulation D;
•	Selection of an independent stock transfer agent; and
•	EDGAR services

The shares issued were valued at the estimated value for the services received, which was $150,000, or $.10 per share.

On November 29, 2004, the Board of Directors authorized a private placement offering in Pennsylvania, through which we issued 2,500,000 shares of our common stock to Northeast Nominee Trust, of which our director Duane Bennett is the beneficiary, in exchange for 100% ownership of School Second Corporation, which in turn owns title to the two-story apartment building located at 192 School Street.

We have a policy in place whereby we require the board of directors’ approval for material related party transactions. We believe that all of our related party transactions were done on terms that would have been similar if we conducted them with unrelated third parties.

ITEM 8. DESCRIPTION OF SECURITIES

The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

We are authorized to issue 50,000,000 shares of common stock, with a par value of $.001 per share. As of February 28, 2008, there were 15,818,933 common shares issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

VOTING RIGHTS.

Each share of common stock entitles the holder to one vote at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

MISCELLANEOUS RIGHTS AND PROVISIONS.

Holders of common stock have no preemptive or other subscription rights, conversion rights, or redemption provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of preferred stock.

There is no provision in our charter or by-laws that would delay, defer or prevent a change in our control.

DEBT SECURITIES.

We have not issued any debt securities.

DIVIDEND RIGHTS.

The common stock has no rights to dividends, except as the Board may decide in its discretion, out of funds legally available for dividends. The Company has never paid any dividends on its common stock, and has no plans to pay any dividends in the foreseeable future.

PART II

ITEM 1. MARKET PRICE AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is not traded on any exchange. We plan to eventually seek quotation on the over-the-counter Bulletin Board. We cannot guarantee that we will obtain a quotation. Although we plan to obtain a market maker for our securities, our management has not yet discussed market making with any market maker or broker dealer. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed, or if developed, will be sustained.

A shareholder in all likelihood, therefore, will not be able to resell their securities should he or she desire to do when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of our securities.

Agreements to Register

Not applicable.

Holders

As of February 28, 2008, there were 51 holders of record of our common stock.

Shares Eligible For Future Sale

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated with our affiliates, who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.
The availability for sale of approximately 3,450,000 shares of our common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

Dividend Policy

All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of funds legally available. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained to develop our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Our Shares are "Penny Stocks" within the Meaning of the Securities Exchange Act of 1934

Our common shares are "penny stocks" within the definition of that term as contained in the Securities Exchange Act of 1934, which generally refers to equity securities with a price of less than $5.00. Our shares will therefore be subject to rules that impose sales practice and disclosure requirements on certain broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $250,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current bid and offer quotations for the securities. In addition a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account, the account’s value and information regarding the limited market in penny stocks. As a result of these regulations, the ability of broker-dealers to sell our stock may affect the ability of Selling Security Holders or other holders to sell their shares in the secondary market. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. These additional sales practice and disclosure requirements could impede the sale of the Company's securities, if our securities become publicly traded. In addition, the liquidity for the Company's securities may be adversely affected, with concomitant adverse affects on the price of the Company's securities. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

ITEM 2. LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings, in which we are involved. In addition, we are not aware of any pending or threatened legal proceedings in which entities affiliated with our officers, directors or beneficial owners are involved.

ITEM 3. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Not Applicable.

ITEM 4. RECENT SALES OF UNREGISTERED SECURITIES

On October 6, 2004, we issued 1,000 shares to the Northeast Nominee Trust, of which our founder and director Duane Bennett is the beneficiary, in exchange for $1,000 in cash.  On November 29, 2004, we forward split our common stock 10,000 for 1.  As a result, Mr. Bennett’s 1,000 shares were exchanged for 10,000,000 of our common shares.  We relied on the exemption provided in Section 4(2) of the Securities Act of 1933, as amended.  This exemption is based on the fact that Mr. Bennett was an accredited investor as defined in Rule 501(a)(4) promulgated under the Securities Act, by virtue of his being a director of the Company.

On November 29, 2004, we issued 25,000 shares to Lessard Property Management, Inc. in exchange for their consent to an assignment of rights and obligations under their property management agreement.  Duane Bennett assigned us these rights and obligations, which arose from his agreement with Lessard, dated August 27, 2003.  We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor familiar with our company and has the knowledge and experience in financial and business matters that offeree is capable of evaluating the merits and risks of an investment in restricted stock; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

On November 29, 2004, the Board of Directors authorized a private placement offering in Pennsylvania, through which we issued 2,500,000 shares of our common stock to Northeast Nominee Trust, of which our director Duane Bennett is the beneficiary, in exchange for 100% ownership of School Second Corporation, which in turn owns title to the two-story apartment building located at 192 School Street.

On March 20, 2005, we issued 300,000 shares, at a value of $.10 per share, to two individuals as follows: our President, Karol Kapinos, 200,000 shares; our director, Duane Bennett, 100,000 shares. These shares were issued in exchange for their services as management of the Company.  We relied on the exemption provided in Section 4(2) of the Securities Act of 1933, as amended.  This exemption is based on the facts that Mr. Kapinos and Mr. Bennett were both accredited investors as defined in Rule 501(a)(4) promulgated under the Securities Act, by virtue of their being officers and/or directors of the Company.

On March 20, 2005, we issued 65,000 shares, at a value $.10 per share, to three individuals as follows: Michael Langer, 25,000 shares; Mark Gaenslen, 25,000 shares; and Anne Borelli, 15,000 shares.  These shares were issued in exchange for valuable services rendered specifically for Bluesky Systems, Corp.  More particularly, the services rendered were for accounting services (including review of tax returns and real-estate related tax advice); advice for identifying and evaluating rental properties now and in the future, and advice on our business plan development, particularly our real estate market analysis. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there were only four offerees, (3) the offerees have agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that they will not resell the stock unless their shares are registered or an exemption from registration is available; (4) the offerees are sophisticated investors familiar with our company and have the knowledge and experience in financial and business matters that offerees are capable of evaluating the merits and risks of an investment in restricted stock; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offerees and our management.

On March 20, 2005, we issued 1,100,600 shares, at a value of $0.10 per share, to 36 individuals pursuant to a Regulation D offering.  We relied on the exemption provided under Regulation D, Rule 504 of the Securities Act of 1933, as amended.  This exemption is based on the fact that these investors were accredited investors as defined in Rule 501(a)(4) promulgated under the Securities Act.  We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) the offerees have agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that they will not resell the stock unless their shares are registered or an exemption from registration is available; (3) the offerees are accredited investors familiar with our company and stock-based transactions; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock was not broken down into smaller denominations; and (6) the negotiations for the sale of the stock took place directly between the offerees and our management.

On October 9, 2006, we issued 100,000 shares to two individuals, as follows: Michael Langer, 50,000 shares and Mark Gaenslen, 50,000 shares.  These shares were issued in exchange for valuable services rendered specifically for Bluesky Systems, Corp.  More particularly, the services rendered were for advice for identifying and evaluating rental properties now and in the future, and advice on our business plan development, particularly our real estate market analysis.  We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended.  We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there were only two offerees, (3) the offerees have agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that they will not resell the stock unless their shares are registered or an exemption from registration is available; (4) the offerees are sophisticated investors familiar with our company and have the knowledge and experience in financial and business matters that offerees are capable of evaluating the merits and risks of an investment in restricted stock; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offerees and our management.

On November 6, 2006, we issued 70,000 shares to two individuals, as follows: Pablo Torres, 50,000 shares and Cecil Medlin, 20,000 shares.  These shares were issued in exchange for valuable services rendered specifically for Bluesky Systems, Corp.  More particularly, the services rendered were for maintenance and security for the property owned by the Company, advice for identifying and evaluating real estate investment properties in North Carolina, now and in the future.  We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended.  We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there were only two offerees, (3) the offerees have agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that they will not resell the stock unless their shares are registered or an exemption from registration is available; (4) the offerees are sophisticated investors familiar with our company and have the knowledge and experience in financial and business matters that offerees are capable of evaluating the merits and risks of an investment in restricted stock; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offerees and our management.

On November 6, 2006, we issued 33,333 shares to Wilbraham Rotary Memorial Foundation as a gift.  We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended.  We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that offeree will not resell the stock unless the shares are registered or an exemption from registration is available; (4) the offeree is a sophisticated investor familiar with our company and has the knowledge and experience in financial and business matters that offeree is capable of evaluating the merits and risks of an investment in restricted stock; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

ITEM 5. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Pennsylvania law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended. Those circumstances include that an officer, director, employee or agent may be indemnified if the person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A true and correct copy of Section 1713 of Title 15, Part II, Subpart B, Article B, Chapter 17, Subchapter B and Sections 1741-1744 of Title 15, Part II, Subpart B, Article B, Chapter 17, Subchapter D of the Pennsylvania Consolidated Statutes that addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.

Section 3.3 of Article III of the By-Laws of Bluesky Systems, Corp. provides that the Board of Directors shall have authority to fix the compensation of directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

The effect of indemnification may be to limit the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of Bluesky Systems, Corp.) to recover monetary damages and expenses against a director for breach of fiduciary duty

PART F/S

BLUESKY SYSTEMS, CORP.
Consolidated Balance Sheet
At September 30, 2007

Assets:
Current assets
Cash	$ 3,077
Accounts receivable	3,176

Total current assets	6,253

Fixed assets
Property and equipment	161,513
Accumulated depreciation	(25,870)

Total fixed assets	135,643

Total assets	$ 141,896

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable and other current liabilities	$ 8,845
Current portion of mortgage payable	7,897

Total current liabilities	16,742

Long-term mortgage payable	163,978

Total liabilities	180,720

Stockholders' Deficit
Common stock, (50,000,000 shares authorized, 15,793,933 shares issued
and outstanding, par value $.001 per share)	15,794
Additional paid-in capital	268,750
Retained deficit	(323,368)

Total stockholders' deficit	(38,824)

Total liabilities and stockholders' deficit	$ 141,896
The accompanying notes are an integral part of these financial statements.

BLUESKY SYSTEMS, CORP.
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2007 and 2006

	3 Months Ended	3 Months Ended	9 Months Ended	9 Months Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006

Rental income	$6,875	$7,196	$21,150	$22,027

Total revenue	6,875	7,196	21,150	22,027

Selling, general and administrative expenses	6,301	10,316	21,975	22,922

Net ordinary (loss)	574	(3,120)	(825)	(895)

Interest expense	(3,046)	(3,061)	(9,112)	(9,716)

Net (loss)	$(2,472)	$(6,181)	$(9,937)	$(10,611)

Net (loss) per share, basic and fully diluted	$ *	$ *	$ *	$ *

Weighted Average Common Shares Outstanding	15,793,933	15,570,600	15,793,933	15,570,600

* = Less than $.01 per share.
The accompanying notes are an integral part of these financial statements.

BLUESKY SYSTEMS, CORP.
Consolidated Statement of Stockholders' Equity
For the Nine Months Ended September 30, 2007

	Common
	Stock		Additional
	(Par Value	Common	Paid in	Retained
	$.001)	Shares	Capital	(Deficit)

Balances, January 1, 2007	$15,794	15,793,933	$261,750	$(313,431)

Contribution of capital from majority shareholder	$-	-	$7,000	$-

Net loss for the period	$-	-	$-	$(9,937)

Balances, September 30, 2007	$15,794	15,793,933	$268,750	$(323,368)
The accompanying notes are an integral part of these financial statements.

BLUESKY SYSTEMS, CORP.
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2007

	9 Months Ended	9 Months Ended
	9/30/2007	9/30/2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,937)	$(10,611)
Adjustments to reconcile net (loss) to net cash
provided by operating activities:
Depreciation	6,933	14,292
(Increase) decrease in operating assets:
Accounts receivable	(1,909)	(538)
Increase (decrease) in operating liabilities:
Accounts payable and other current liabilities	6,869	136
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,956	3,279

CASH FLOWS FROM FINANCING ACTIVITIES:
Contribution of capital from majority shareholder	7,000	-
Principal repayments of long term debt	(5,922)	(5,165)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1,078	(5,165)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,034	(1,886)

CASH AND CASH EQUIVALENTS:
Beginning of period	43	1,895

End of period	$3,077	$9

OTHER SUPPLEMENTAL CASH FLOW DISCLOSURES:

Cash paid during the period for interest	$9,112	$9,716

Cash paid during the period for income taxes	$-	$-

The accompanying notes are an integral part of these financial statements

BLUE SKY SYSTEMS, CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, the unaudited condensed financial statements contain all adjustments consisting only of normal recurring accruals considered necessary to present fairly the Company's financial position at September 30, 2007 and the results of operations and cash flows for the period ended September 30, 2007.

Management’s Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments– The carrying amounts of financial instruments including accounts receivable, accounts payable and current portion of mortgage payable approximated fair value because of the immediate short-term maturity of these instruments.

Income Taxes– Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of deferred taxes related primarily to differences between the basis of certain assets and liabilities for financial and tax reporting and net operating loss-carry forwards. Deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

The income tax benefit consists of taxes currently refundable due to net operating loss carry back provisions less the effects of accelerated depreciation for the federal government. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Earnings (Loss) Per Share - The Company reports earnings (loss) per share in accordance with Statement of Financial Accounting Standard (SFAS) No.128. This statement requires dual presentation of basic and diluted earnings (loss) with a reconciliation of the numerator and denominator of the loss per share computations. Basic earnings per share amounts are based on the weighted average shares of common outstanding. If applicable, diluted earnings per share assume the conversion, exercise or issuance of all common stock instruments such as options, warrants and convertible  securities, unless the  effect is to reduce a loss or  increase earnings per

NOTE 1 - BASIS OF PRESENTATION (CONT')

Earnings (Loss) Per Share (Cont')
share. Accordingly, this presentation has been adopted for the periods presented. There were no adjustments required to net income for the period presented in the computation of diluted earnings per share. There were no common stock equivalents (CSE) necessary for the computation of diluted loss per share.

Fixed Assets– Fixed assets are recorded at cost and include expenditures that substantially increase the productive lives of the existing assets. Maintenance and repair costs are expensed as incurred. Depreciation is provided using the straight-line method. Depreciation of property and equipment is calculated over the management prescribed recovery periods, which range from 5 years for equipment to 7 years for furniture and fixtures.

When a fixed asset is disposed of, its cost and related accumulated depreciation are removed from the accounts. The difference between undepreciated cost and proceeds from disposition is recorded as a gain or loss.

Advertising Costs - Advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs.

Revenue Recognition - Our revenue is derived from rental income. As lessor, we retain substantially all the risks and benefits of residential property ownership and account for our leases with tenants as operating leases. Minimum rent from the income producing residential property is recognized on a straight-line basis over the terms of the respective leases and includes amortization of deferred revenue resulting from acquired leases and the amortization of lease inducements, if applicable. The term of each residential lease is based on the period during which a tenant has control of the residential unit. Judgment is required to determine when a tenant takes control of the residential unit, and accordingly when to commence the recognition of rent. The recognition of rental income begins at the date the tenant has control of the unit.

BLUE SKY SYSTEMS, CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 (UNAUDITED)

Comprehensive Income (Loss) - The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the year covered in the financial statements.

Long-Lived Assets - In accordance with SFAS No. 144, the Company reviews and evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, including those noted above, the Company compares the assets’ carrying amounts against the estimated undiscounted cash flows to be generated by those assets over their estimated useful lives. If the carrying amounts are greater than the undiscounted cash flows, the fair values of those assets are

NOTE 1 - BASIS OF PRESENTATION (CONT')

Long-Lived Assets (Cont.)
estimated by discounting the projected cash flows. Any excess of the carrying amounts over the fair values are recorded as impairments in that fiscal period.

Accounts Receivable—Accounts deemed uncollectible are written off in the year they become uncollectible.

Rental Operations - In accordance with SFAS 67,”Accounting for Costs and Initial Rental Operations of Real Estate Projects", costs incurred to sell real estate projects, if they ever occur, are capitalized if those costs are recoverable from the sale of the real estate project and are incurred for tangible assets that are used throughout the selling period to aid in the sale of the project.

The Company could perform construction management services in the future for both re-development activities and tenant construction. These fees are considered incremental to the construction effort and will be capitalized as incurred in accordance with SFAS 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects". These costs will be capitalized to the associated real estate project as incurred. Costs related to tenant construction will be depreciated over the shorter of their useful life or the term of the related lease. Costs related to redevelopment activities will be depreciated over the estimated useful life of the associated project.

Cash and Cash Equivalents - For purposes of the Statements of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents.

Recent Accounting Pronouncements - In June 2006, the Financial Accounting Standards Board (“FASB”) ratified the provisions of Emerging Issues Task Force (“EITF”) Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (that is, Gross versus Net Presentation).” EITF Issue No. 06-3 requires that the presentation of taxes within revenue-producing transactions between a seller and a customer, including but not limited to sales, use, value added, and some excise taxes, should be on either a gross (included in revenue and cost) or a net (excluded from revenue) basis.

In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The disclosure of those taxes can be done on an aggregate basis. EITF Issue No. 06-3 is effective for fiscal years beginning after December 15, 2006, which will be its fourth quarter of fiscal 2006. The Company expects that the adoption of EITF Issue No. 06-3 will not have a material impact on its results of operations or financial position.

BLUE SKY SYSTEMS, CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION (CONT')

Recent Accounting Pronouncements (Cont')
In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No.108 (“SAB No. 108”), “Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements”. SAB No. 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. SAB No. 108 is effective for the fiscal year beginning November 15, 2006. The adoption of SAB No. 108 is not expected to have a material impact on the Company’s results of operations or financial position.

In March 2006, the FASB issued SFAS No. 156. This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement is effective as of the beginning of its first fiscal year that begins after September 15, 2006. An entity should apply the requirements for recognition and initial measurement of servicing assets and servicing liabilities prospectively to all transactions after the effective date of this Statement.

In September 2006, the FASB issued SFAS No. 157 and No. 158. Statement No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice.

Statement No. 158 is an amendment of FASB Statements No. 87, 88, 106, and 132(R). It improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.

The Company does not expect application of SFAS No. 156, 157 and 158 to have a material effect on its financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
BlueSky Systems, Corp and Subsidiary

I have audited the accompanying consolidated balance sheets of BlueSky System, Corp. and Subsidiary (“The Company”) as of December 31, 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the years ended December 31, 2006 and 2005.  These consolidated financial statements are the responsibility of the company’s management. My responsibility is to express an opinion on these consolidated financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, I express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BlueSky Systems, Corp. and Subsidiary as of December 31, 2006, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  The Company has suffered recurring losses and has yet to generate an internal cash flow that raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note D.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Traci J. Anderson, CPA
Huntersville, NC
February 5, 2007

BlueSky Systems, Corp.
Consolidated Balance Sheet
December 31, 2006

ASSETS
Current Assets:
Cash	$43
Accounts Receivable	1,267
Total Current Assets	3,975

Property and Equipment:
Property and Equipment	161,513
Accumulated Depreciation	(18,937)
Total Furniture and Equipment	142,576

Total Assets	$143,886

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current Maturities of Mortgage Payable	$7,897
Accounts Payable	1,976
Total Liabilities	9,873

Long-term Liabilities:
Mortgage Payable, Net of Current Maturities	169,900
Total Liabilities	169,900

Stockholders' Equity:
Common Stock ($.001 par value; 50,000,000 authorized;
15,793,933 issued and outstanding)	15,794
Paid in Capital	261,750
Retained Earnings/(Deficit)	(313,431)
Total Owner's Equity	(35,887)

Total Liabilities and Owner's Equity	$143,886
The accompanying notes are an integral part of these consolidated financial statements.

BlueSky Systems, Corp.
Consolidated Statement of Operations
For the years ended December 31, 2006 and 2005

	2006			2005
REVENUES
Rental Income		$29,451		$16,532
Other Income		442		776
TOTAL REVENUE		29,893		17,308

EXPENSES
Selling, general and administrative		14,342		16,060
Consulting and professional fees--stock based compensation		17,000		162,600
Prepaid consulting and professional fees expensed —stock based compensation		37,500		-
Bad Debt Expense		2,665
Interest		14,193		9,461
Depreciation		9,243		6,717
TOTAL EXPENSES		94,943		194,838

NET LOSS		$(65,050)		$(177,530)
Net loss per share, basic and fully diluted	$		*	$(.01)
Weighted average common shares outstanding		15,682,267		14,035,300
* less than $.01
The accompanying notes are an integral part of these consolidated financial statements.

BlueSky Systems, Corp.
Consolidated Statements of Cash Flows
For the years ended December 31, 2006 and 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(65,050)	$(177,530)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Depreciation	9,243	6,717
Decrease in Accounts Receivable	2,203	(3,469)
Value of Stock in Exchange for Services	17,000	200,100
(Increase)/Decrease in Prepaid Expenses	37,500	(37,500)
Increase/(Decrease) in Accounts Payable	1,805	(2,852)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	2,701	(14,534)

CASH FLOWS FROM INVESTMENT ACTIVITIES:
Improvements to Rental Property	-	(96,014)
NET CASH PROVIDED BY (USED IN) INVESTMENT ACTIVITIES	-	(96,014)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal Payments on Mortgage	(7,203)	-
Mortgage Payoff	-	(77,699)
Capital Contributions	4,525	3,182
Refinance New Mortgage for Rental Property	-	185,000
NET CASH PROVIDED BY (USED IN) INVESTMENT ACTIVITIES	(2,678)	110,483

NET INCREASE IN CASH AND
CASH EQUIVALENTS	23	(65)

CASH AND CASH EQUIVALENTS:
Beginning of Period	20	85

End of Period	$43	$20
The accompanying notes are an integral part of these consolidated financial statements.

BlueSky Systems, Corp.
Consolidated Statements of Stockholders' Equity
For the years ended December 31, 2006 and 2005

			Additional
	Common	Common	Paid-in	Retained
	Shares	Stock	Capital	Deficit
Balances, January 1, 2005	-	$-	$52,736	$(70,851)
Issuance of stock for services	3,090,600	3,091	197,010	-
Issuance of stock at par	12,500,000	12,500	(12,500)
Capital Contributions	-	-	3,182	-
Net Income (loss) for the year	-	-	-	(177,530)
Balances, December 31, 2005	15,590,600	$15,591	$240,428	$(248,381)
Issuance of stock for services	170,000	170	16,830	-
Issuance of stock at par	33,333	33	(33)	-
Capital Contributions	-	-	4,525	-
Net income (loss) for the year	-	-	-	(65,050)
Balances, December 31, 2006	15,793,933	$15,794	$261,750	$(313,431)
The accompanying notes are an integral part of these consolidated financial statements.

BLUESKY SYSTEMS, CORP. AND SUBSIDIARY
Notes to Consolidated Audited Financial Statements
For the Year Ended December 31, 2006

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity— BlueSky System, Corp. (“The Company”) was organized under the laws of the State of Pennsylvania in June 2004 as a C-Corporation.  The Company owns one subsidiary, School Second Corp. (“The Subsidiary”).  The purpose of the Subsidiary is to buy, sell, rent, and improve any and all aspects of real estate.  The Subsidiary currently owns one building in Chicopee, Massachusetts.

Basis of Presentation—Thefinancial statements included herein include the accounts of the Company prepared under the accrual basis of accounting.

Cash and Cash Equivalents—For purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents.

Management’s Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition—The Company’s revenue is derived from rental income from 4 leases, of which 3 expired in May 2006.  The expired leases are now considered month-to-month leases.  In accordance with SFAS 13, paragraph 23, the cost of property held for leasing by major classes of property according to nature or function, and the amount of accumulated depreciation in total, is presented in the accompanying December 31, 2006 balance sheet.  There are no contingent rentals included in income in the accompanying statements of operations.  With the exception of the month-to-month leases, revenue is recognized on a straight-line basis and amortized into income on a monthly basis, over the lease term.

Comprehensive Income (Loss)—The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the  financial statements.  There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the financial statements.

Advertising Costs—Advertising costs are expensed as incurred.  The Advertising expense totaled $0 and $0 for the years ended December 31, 2006 and 2005, respectively.

Prepaid Expenses—During 2006, $37,500 of Prepaid Consulting was expensed.  The Prepaid Consulting occurred in 2005 as a result of stock paid for services of which not all were performed in 2005, the remaining services occurred during 2006.
NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’)

Loss per Common Share—Statement of Financial Accounting Standard (SFAS) No. 128 requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations.  Basic earnings per share amounts are based on the weighted average shares of common stock outstanding.  If applicable, diluted earnings per share would assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share.  Accordingly, this presentation has been adopted for the period presented.  There were no adjustments required to net loss for the period presented in the computation of diluted earnings per share.

Income Taxes—Income taxes are provided in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.”  A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss-carryforwards.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, and some portion or the entire deferred tax asset will not be realized.  Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Fair Value of Financial Instruments—The carrying amounts reported in the balance sheet for cash, accounts receivable and payable approximate fair value based on the short-term maturity of these instruments.

Stock Based Transactions—The Company acquires nonmonetary assets including goods for its common stock.  The goods are recorded at the fair value of the nonmonetary asset exchanged or at an independent quoted market price for items exchanged.

The Company accounts for stock-based compensation using the fair value method of Financial Accounting Standard No. 123 (revised, 2004), “Accounting for Stock-Based Compensation”.  Shares issued for services rendered by a third party are recorded at the fair value of the shares issued or services rendered, whichever is more readily determinable.  The Company accounts for options and warrants under the same authoritative guidance using the Black-Scholes Option Pricing Model.

Accounts Receivable—Accounts deemed uncollectible are written off in the year they become uncollectible.  During 2006, an Accounts Receivable in the amount of $2,665 was deemed uncollectible and was written off to Bad Debt Expense.  As of December 31, 2006, the Company’s Accounts Receivable balance was $1,267.

BLUESKY SYSTEMS, CORP. AND SUBSIDIARY
Notes to Consolidated Audited Financial Statements
For the Year Ended December 31, 2006

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’)

Impairment of Long-Lived Assets—In accordance with SFAS No. 144, the Company reviews and evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable.  When such factors and circumstances exist, including those noted above, the Company compares the assets’ carrying amounts against the estimated undiscounted cash flows to be generated by those assets over their estimated useful lives.  If the carrying amounts are greater than the undiscounted cash flows, the fair values of those assets are estimated by discounting the projected cash flows.  Any excess of the carrying amounts over the fair values are recorded as impairments in that fiscal period.

Property and equipment—Rental property is stated at cost.  Depreciation is provided by the straight-line method over the estimated economic life of the rental property’s remaining 27.5 years.  As of December 31, 2006, the Company’s rental property balance was $139,909 (net).  Equipment is stated at cost and the depreciation of equipment is calculated by the straight-line method over the estimated economic life of 5 years.  As of December 31, 2006, the Company’s equipment balance was $2,667 (net).

Recent Accounting Pronouncements—In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3" ("SFAS 154"). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. These requirements apply to all voluntary changes and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 is effective for fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS 154 to have a material effect on the Company’s financial statements.

In February 2006, the FASB issued SFAS Statement No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” ("SFAS 155"). This Statement amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued for the Company for fiscal year begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Recent Accounting Pronouncements (cont’d)

In March 2006, the FASB issued SFAS Statement No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140”.  This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” with respect to the accounting for separately recognized servicing assets and servicing liabilities.  This Statement requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.  This Statement requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable and it permits an entity to choose either the Amortization Method or the Fair Value Method for each class of separately recognized servicing assets and servicing liabilities.  At its initial adoption, the Statement permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under SFAS No. 115.  This Statement is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006. Earlier application is permitted if the entity has not yet issued interim or annual financial statements for that fiscal year.  The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In June 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB No. 109.  This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB No. 109, “Accounting for Income Taxes”.  This interpretation prescribes recognition of threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  This interpretation is effective for fiscal years beginning after December 15, 2006. Earlier application is permitted if the entity has not yet issued interim or annual financial statements for that fiscal year.  The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

BLUESKY SYSTEMS, CORP. AND SUBSIDIARY
Notes to Consolidated Audited Financial Statements
For the Year Ended December 31, 2006

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Recent Accounting Pronouncements (cont’d)

In September 2006, the FASB issued SFAS Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”.   For an employer with publicly traded equity securities, the requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006.  For an employer without publicly traded equity securities, the requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after June 15, 2007.  The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position (paragraphs 5, 6, and 9) is effective for fiscal years ending after December 15, 2008.  Earlier application is permitted if for all of an employer's benefit plans.  The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements”.  This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements.  This statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.  Accordingly, SFAS No. 157 does not require any new fair value measurements.  However, for some entities, the application of SFAS No. 157 will change current practice.  This Statement is effective for fiscal years beginning after November 15, 2007, and all interim periods within those fiscal years. Earlier application is permitted if the entity has not yet issued interim or annual financial statements for that fiscal year.  Early adoption of this standard is not expected to have a material effect on the Company’s results of operations or its financial position, but the Company is evaluating the Statement to determine what impact, if any, it will have on the Company.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS 158”). This statement requires balance sheet recognition of the funded status, which is the difference between the fair value of plan assets and the benefit obligation, of pension and postretirement benefit plans as a net asset or liability, with an offsetting adjustment to accumulate other comprehensive income in shareholders’ equity. In addition, the measurement date, the date at which plan assets and the benefit obligation are measured, is required to be the company’s fiscal year end. The Company currently Company is currently evaluating the Statement to determine what impact, if any, it will have on the Company.

NOTE B—SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the years ended December 31, 2006 and 2005 is summarized as follows:

Cash paid during the period for interest and income taxes:

   2006                   2005
Income Taxes               $ ---                   $ ---
Interest                         $14,193              $ 9,461

Non-cash financing activities:
                                                               2006                   2005
    Common stock issued for
services prepaid and rendered                $17,000            $200,100

NOTE C—INCOME TAXES

Due to the operating loss and the inability to recognize an income tax benefit there from, there is no provision for current or deferred federal or state income taxes for the years ended December 31, 2006 and 2005.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s total deferred tax asset, calculated using federal and state effective tax rates, as of December 31, 2006 is as follows:

            Current taxes                                                       $ -
Deferred tax benefit                                             (13,254)
Benefits of operating loss carryforwards                   2,681
                         $ (10,573)

Deferred tax assets recognized for deductible temporary difference and loss carryforwards total $10,573.  No tax benefits have been recorded for the nondeductible (tax) expenses (stock for services) totaling $220,100.

The reconciliation of income taxes computed at the federal statutory income tax rate to total income taxes for the years ended December 31, 2006 and 2005 is as follows:
                                              2006                         2005
Income tax computed at the federal statutory rate                                  34%                          34%
Valuation allowance                                                                            (34%)                       (34%)
Total deferred tax asset                                                                          0%                           0%

Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance.

The Company has the following carryforwards available at December 31, 2006:

Operating Losses:
                                                         Amount                     Expires
                                                          $15,000                      2024
                                                                                                             8,213                      2025
                                                                                                             7,885                      2026
                                                          $31,098

BLUESKY SYSTEMS, CORP. AND SUBSIDIARY
Notes to Consolidated Audited Financial Statements
For the Year Ended December 31, 2006

NOTE D—GOING CONCERN

As shown in the accompanying audited financial statements, the Company has suffered recurring losses from operations to date.  It experienced losses of $62,384 and $176,430 during 2006 and 2005, respectively.  The Company had a net deficiency of $309,665 as of December 31, 2006.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management’s plans in regard to this matter are to raise equity capital and seek strategic relationships and alliances in order to increase sales in an effort to generate positive cash flow.  Additionally, the Company must continue to rely upon equity infusions from investors in order to improve liquidity and sustain operations.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE E—SEGMENT REPORTING

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.”  This statement requires companies to report information about operating segments in interim and annual financial statements.  It also requires segment disclosures about products and services, geographic areas and major customers.  The Company determined that it did not have any separately reportable operating segments as of December 31, 2006.

NOTE F—EQUITY

In 2005, 15,590,600 shares of the Company’s 50,000,000 authorized, $.001 par common stock were issued.  The shares were issued as follows:

12,500,000—restricted shares issued at par.
  1,100,600—non-restricted shares issued at par for consulting and professional services; valued at $1,100.
  1,990,000—restricted shares issued for consulting and professional services;
      valued at $.10 per share or $199,000.

In 2006, 203,333 shares of the Company’s 50,000,000 authorized, $.001 par common stock were issued.  The shares were issued as follows:
     170,000—restricted shares issued for consulting and professional services;
     valued at $.10 per share or $17,000.
       33,333—restricted shares issued at par as a contribution.

NOTE G—NOTES PAYABLE

Mortgages incurred for the purchase of the rental property consist of the following:

Secured Commercial Mortgage to an unrelated party.
Dated May 27, 2005.  Bearing 6.75% , Original amount $185,000$177,797

NOTE H—SUBSEQUENT EVENTS

Subsequent to year-end, the Company planned to file a Form 10-SB Registration Statement with the Securities and Exchange Commission to become a publicly traded company with the intent of trading on the Over the Counter Bulletin Board. This is a non-capital raising registration statement.

PART III

ITEM 1. INDEX TO EXHIBITS

3.1	Articles of incorporation filed on September 21, 2004 *
3.2	By-Laws *
4.1	Form of stock certificate *
10.1	Professional services Agreement with A-Z Consulting, Inc., dated October 4, 2004 *
10.2	Assignment of Contract Rights and Obligations, dated November 29, 2004 *
10.3	Property Management Agreement with Lessard Property Management Services, Inc., dated August 27, 2003 *
10.4	Commercial Mortgage, Security Agreement and Assignment of Leases and Rents between School Second Corporation and Chicopee Savings Bank, dated April 15, 2005 (1)
10.5	Warranty Deed between Ronald S. Berthiaume and Duane C. Bennett, dated August 27, 2003 (1)
10.6	Warranty Deed between Duane C. Bennett and School Second Corporation, dated September 4, 2003 (1)
99.1
Section 1713 of Title 15, Part II, Subpart B, Article B, Chapter 17, Subchapter B and Sections 1741-1744 of Title 15, Part II, Subpart B, Article B, Chapter 17, Subchapter D of the Pennsylvania Consolidated Statutes addressing indemnification *

* Filed with our original Form 10-SB on April 4, 2007.

(1) Filed herewith.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf the undersigned thereto duly authorized.

Dated: February 28, 2008

BLUESKY SYSTEMS, CORP.

BY: /s/ Karol Kapinos
        Karol Kapinos, President